Exhibit 99.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of October 21, 2010, by and among Ore Pharmaceutical Holdings Inc., a Delaware corporation, with headquarters located at One Main Street, Suite 300, Cambridge, Massachusetts 02142 (the “Company”), and Steel Partners, Ltd., a Delaware corporation (“Buyer”).

WHEREAS:

A.           The Company and Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B.           Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, 3,125,000 shares of the Common Stock, par value $0.01 per share (the “Common Stock”), of the Company (such shares of Common Stock, the “Common Shares”).

C.           Simultaneous with the purchase of the Common Shares, Buyer will loan Ore Pharmaceuticals Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Ore Pharmaceuticals”) $4,187,500, as evidenced by the Note.

D.           The Board of Directors of the Company has unanimously approved this Agreement, the sale of Common Shares to Buyer for the Purchase Price and the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the other transactions contemplated hereby and thereby, and the Board of Directors has determined that such approval is sufficient to render inapplicable to this Agreement and such transactions the restrictions against the parties hereto engaging in any business combination as set forth in Section 203 of the Delaware General Corporation Law and has determined the Agreement and such transactions are fair to and in the best interests of the Company and its stockholders.

NOW, THEREFORE, the Company and Buyer hereby agree as follows:

1.	PURCHASE AND SALE OF COMMON SHARES.

(a)           Purchase of Common Shares.

Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to Buyer, and Buyer agrees to purchase from the Company on the Closing Date, the Common Shares (the “Closing”). The Closing shall occur on the Closing Date at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 East 55th Street, New York, New York 10022 or such other location as the Company and Buyer may agree.

(b)           Purchase Price.  The purchase price for the Common Shares shall be $1,093,750 (the “Purchase Price”).

(c)           Closing Date.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on the date hereof (or such other date and time as is mutually agreed to by the Company and Buyer).

(d)           Form of Payment.  On the Closing Date, (i) Buyer shall pay the Purchase Price to the Company for the Common Shares by wire transfer of immediately available funds in accordance with the Company’s written wire instructions and (ii) the Company shall cause its transfer agent to issue to Buyer evidence satisfactory to Buyer of a book-entry notation, which shall be free and clear of all restrictive and other legends (except as expressly provided in Section 2(g) hereof), evidencing the Common Shares and duly executed on behalf of the Company and registered in the name of Buyer.

2.	BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants, as of the date of this Agreement, that:

(a)           No Public Sale or Distribution.  Buyer is acquiring the Common Shares in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act, and Buyer does not have a present arrangement to effect any distribution of the Common Shares to or through any person or entity; provided, however, that by making the representations herein, Buyer does not agree to hold any of the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Buyer is acquiring the Common Shares hereunder in the ordinary course of its business. Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Common Shares.

(b)           Accredited Investor Status.  Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)           Reliance on Exemptions.  Buyer understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Common Shares.

(d)           Information.  Buyer and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Common Shares which have been requested by Buyer.  Buyer and its advisors have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained herein.  Buyer understands that its investment in the Common Shares involves a high degree of risk and is able to afford a complete loss of such investment.  Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares.

(e)           No Governmental Review.  Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Shares or the fairness or suitability of the investment in the Common Shares nor have such authorities passed upon or endorsed the merits of the offering of the Common Shares.

(f)           Transfer or Resale.  Buyer understands: (i) the Common Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) Buyer shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Common Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, including but not limited to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Common Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Common Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Common Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)           Legends.  Buyer understands that the book-entry notation representing the Common Shares, until such time as the resale of the Common Shares has been registered under the 1933 Act, shall include any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Common Shares):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

In addition, Buyer understands that the book-entry notation representing the Common Shares shall also include the following legend, as required by the Company’s Certificate of Incorporation:

THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID  AB INITIO  AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THESE SECURITIES A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(h)           Validity; Enforcement.  This Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered on behalf of Buyer and shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i)           No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby will not result in a violation of the organizational documents of Buyer or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Buyer, except for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

(j)           Organization.  Buyer is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry out its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

(k)           Certain Trading Activities.  Since May 12, 2010, Buyer has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with Buyer, engaged in any transactions in the securities of the Company (including, without limitation, Short Sales involving the Company’s securities) since the time that Buyer was first contacted by the Company regarding the investment in the Company contemplated herein.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act (“Regulation SHO”) and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

(l)           General Solicitation.  Buyer is not purchasing the Common Shares as a result of any advertisement, article, notice or other communication regarding the Common Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

(m)           Manipulation of Price. Since the time that Buyer first was contacted by the Company regarding the investment in the Company contemplated herein, Buyer has not, and, to the knowledge of Buyer, no Person acting on its behalf has, directly or indirectly, (i) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Shares (other than the location and/or reservation of borrowable shares of Common Stock by Buyer), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company (other than the location and/or reservation of borrowable shares of Common Stock by Buyer).

(n)           Immediately prior to the Closing, Buyer and its affiliates collectively own less than ten percent (10%) of the Common Stock.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to Buyer, as of the date of this Agreement, that, except as set forth in (i) the disclosure schedule delivered by the Company to Buyer prior to the execution of this Agreement, which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement,  and (ii) any other part of such disclosure schedule where it is apparent from the face of such disclosure that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement:

(a)           Organization and Qualification.  Each of the Company and its Subsidiaries are corporations duly organized and validly existing in corporate good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in corporate good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  The Company has no Subsidiaries except as set forth on Schedule 3(a).

(b)           Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Pledge Agreement by and between the Company and Buyer dated as of the date hereof, the Security Agreement by and among the Company, Ore Pharmaceuticals, and Buyer dated as of the date hereof, the Secured Promissory Note dated as of the date hereof pursuant to which Ore Pharmaceuticals is the maker and Buyer is the noteholder (the “Note”), the Management Services Agreement between Buyer and the Company dated as of the date hereof, each Mutual Release dated as of the date hereof among the Company, Ore Pharmaceuticals and p-Value and among the Company, Ore Pharmaceuticals and each of the individuals who are signatories thereto, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Common Shares in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Shares, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

(c)           Issuance of Common Shares.  The Common Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof and the Common Shares shall be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock.  Subject to and assuming the accuracy of the representations and warranties of Buyer set forth in this Agreement, the issuance by the Company of the Common Shares is exempt from registration under the 1933 Act.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) to the Company’s knowledge give any governmental authority or other Person the right to challenge any of the transactions contemplated by this Agreement, other than in the case of clause (iii), for those exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)           Consents.  Other than the filing with the SEC of a Form D, if necessary, and any other filings as may be required by any state securities agencies relating to the issuance of the Common Shares, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date.  The Company and its Subsidiaries are unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentences.

(f)           Acknowledgment Regarding Buyer’s Purchase of Common Shares.  The Company acknowledges and agrees that, immediately prior to the consummation to such transactions contemplated hereby and thereby, Buyer is not (i) an officer or director of the Company, (ii) to the knowledge of the Company, an “affiliate” of the Company (as defined in Rule 144) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)). The Company further acknowledges that Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer’s purchase of the Common Shares.  The Company further represents to Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g)           No General Solicitation; Brokers’ Commissions.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Common Shares.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Buyer) relating to or arising out of the transactions contemplated hereby.

(h)           No Integrated Offering.  None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Common Shares under the 1933 Act or cause the offering of the Common Shares to be integrated with prior offerings by the Company of its securities for purposes of the 1933 Act or any applicable stockholder approval requirements. None of the Company, its Subsidiaries, their affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Common Shares under the 1933 Act or cause the offering of the Common Shares to be integrated with other offerings by the Company of its securities.

(i)           Application of Takeover Protections; Rights Agreement.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the State of Delaware or any other state or federal law (including, without limitation, Section 203 of the Delaware General Corporation Law, or any successor statute thereto) which is or could become applicable to Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Common Shares and Buyer’s acquisition of the Common Shares pursuant to this Agreement.

(j)           SEC Documents; Financial Statements.  Except as disclosed in Schedule 3(j), from January 1, 2008 until September 24, 2010, the date on which the Company filed a Form 15 to terminate the registration of its Common Stock under the 1934 Act, the Company has timely filed all SEC Documents. The Company has delivered to Buyer or its representatives true, correct and complete copies of the SEC Documents not readily available on EDGAR.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the Company’s knowledge, no other information provided by or on behalf of the Company to Buyer which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

(k)           Absence of Certain Changes.  Except as set forth in the SEC Documents or as disclosed in Schedule 3(k), since December 31, 2009, there has been no change or development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Company or its Subsidiaries that  constitutes or has resulted in a Material Adverse Effect.  Except as disclosed in Schedule 3(k), since December 31, 2009, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000.  The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

(l)            Conduct of Business; Regulatory Permits.  Neither the Company nor its Subsidiaries is in violation of any term of or in default under the Certificate of Incorporation or Bylaws or their organizational charter or bylaws, respectively.  Neither the Company nor any Subsidiary is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries,  except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m)           Foreign Corrupt Practices.  Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company or its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n)           Transactions With Affiliates.  Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Form 8-K dated April 14, 2010 or on Schedule 3(n), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(o)           Equity Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (x) 15,000,000 shares of Common Stock, of which as of the date hereof, 5,473,519 shares are issued and outstanding, 685,953 shares are reserved for issuance pursuant to the Company’s employee incentive plans and other options and warrants outstanding, and (y) 2,000,000 shares of preferred stock, par value $0.01 per share, of which none is issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth above in this Section 3(o) or on Schedule 3(o)(1): (i) no shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) the Company has not issued or is a party to any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no outstanding financing statements securing obligations in any material amounts, either singly or in the aggregate, filed to cover assets of the Company; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) the Company and its Subsidiaries have no liabilities or obligations that are required to be disclosed in the SEC Documents but that were not so disclosed in the SEC Documents prior to the time of filing the Form 15, other than those incurred in the ordinary course of the Company’s or any Subsidiary’s respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect. The Company has furnished or made available to Buyer upon Buyer’s request, true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto. Schedule 3(o)(2) sets forth (i) the shares of Common Stock owned beneficially or of record by each director and executive officer of the Company and (ii) any rights, warrants or options to subscribe for or purchase any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock and any stock or securities convertible into or exercisable or exchangeable for Common Stock (“Common Stock Equivalents”) held by each director and executive officer of the Company, including, if applicable, the individual and weighted exercise prices of each Common Stock Equivalent, vesting schedules, conditions to vesting and any other material terms thereof.

(p)           Indebtedness and Other Contracts.  Except as disclosed in Schedule 3(p), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness, (ii) to the Company’s knowledge, is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument, would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness. Except as disclosed in Schedule 3(p), no outstanding Indebtedness is secured.

(q)           Absence of Litigation.  Except as disclosed in the SEC Documents or as set forth on Schedule 3(q), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of its Subsidiaries or any of the Company’s or the Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise.  The matters set forth on Schedule 3(q) are not reasonably expected to have a Material Adverse Effect.

(r)           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Except as set forth on Schedule 3(r), neither the Company nor any Subsidiary has been refused any insurance coverage sought or applied for.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(s)           Employee Relations.  (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Company and its Subsidiaries believe that their relations with their employees are good.  Except as contemplated by this Agreement and except as set forth on Schedule 3(s), no executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company.  No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.\

(ii)           The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t)           Title.  The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property (exclusive of Intellectual Property, which is addressed in Section 3(t)) owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its Subsidiaries.

(u)           Intellectual Property Rights.

(i)           Schedule 3(u)(i) sets forth a complete and accurate list of all (1) patents, patent applications and other rights granted by any governmental authority with respect to an invention issued or filed with any governmental authority, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered and unregistered copyrights and (4) domain name registrations and websites in each case owned, used or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable, (a) the owner(s) of the item, (b) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, and application number of the item, and (d) the date of application and issuance or registration of the item.

(ii)           Schedule 3(u)(ii) sets forth a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (1) pertaining to any patents and patent applications and other similar rights granted by a governmental authority with respect to an invention, trademarks, service marks, trade names, trade dress, domain names, copyrights, trade secrets, inventions, technology, discoveries, know−how, software, formulae, processes, confidential and proprietary information and similar proprietary rights and registrations and applications for registration for any of the foregoing granted or recognized by any governmental authority (collectively, “Intellectual Property”) used by the Company in the conduct of its business, and (2) by which the Company licenses or otherwise authorizes a third party to use, covenants not to sue under or grants an immunity from suit under any Intellectual Property of the Company. Neither the Company nor, to the Company’s knowledge, any third party is in default under any such license or other agreement in any material respect.

(iii)           To the Company’s knowledge, the business operations of the Company do not and have not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Company’s knowledge, no Person has infringed, misappropriated or otherwise violated the Intellectual Property of the Company, and the Company has not filed or threatened in writing any claims alleging that a third party has infringed, misappropriated or otherwise violated any Intellectual Property of the Company. No third party has filed any or, to the Company’s knowledge, threatened any claims alleging that the Company has infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights. The Company has not given any indemnification, release or covenant to any third party against infringement, misappropriation or other violation of Intellectual Property of the Company.

(iv)           Except as set forth thereon, all of the items listed in Schedule 3(u)(iv) are owned solely by the Company free and clear of all liens and encumbrances, and (1) are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their scope or validity, (2) no opposition, extension of time to oppose, interference, rejection, or refusal to register has been filed in connection with any such application, (3) to the Company’s knowledge, are, as to registered patents and registered trademarks, valid and enforceable, and (4) the ownership of the entire right, title and interest therein is recorded with the applicable governmental authority solely in the name of the Company. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining any such Intellectual Property have been paid in full in a timely manner (including any permitted extensions) to the proper governmental authority, and except as set forth in Schedule 3(u)(i), no such fees are due within the one year period following the date hereof. Except as set forth in Schedule 3(u)(iv), none of the Intellectual Property owned or controlled by the Company is the subject of any order, decree or injunction of any governmental authority, and the Company has not been specifically named in any order, decree or injunction of any governmental authority in respect of any other Person’s Intellectual Property.

(v)           None of the trade secrets or other material confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement. To the Company’s knowledge, there has not been any breach by any of the counterparties to any such agreement. The Company has taken commercially reasonable measures at least commensurate with those taken by similarly situated biotechnology companies to maintain the confidentiality of the trade secrets and other material confidential or other proprietary information and in each such case using not less than a reasonable degree of care under the circumstances.

(vi)           Except for any fees payable to a governmental authority to issue, register or maintain any of the Intellectual Property listed in Schedule 3(u)(i) and for any payments required pursuant to a contract listed in Schedule 3(u)(ii), no payment of any kind is required to be made to any Person (including directors, officers, employees, consultants, contractors and agents of the Company) for the ownership or use of any Intellectual Property listed in Schedule 3(u)(i).

(v)           Environmental Laws.  The Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(w)           Tax Status.  The Company and each of its Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except in each case where any such failure to file, pay or set aside would not have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Except as disclosed on Schedule 3(w), prior to the sale of the Common Shares to Buyer, the net operating losses and other tax attributes of the Company, Ore Pharmaceuticals and other Subsidiaries are not subject to limitation under section 382 or section 383 of the Code, and the sale of the Common Shares to Buyer will not cause such net operating losses and other tax attributes to be subject to section 382 or section 383 of the Code.

(x)           Sarbanes-Oxley Act.  Prior to September 24, 2010, the Company was in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that were effective as of the date thereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that were effective as of the date thereof, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect.

(y)           Internal Accounting and Disclosure Controls.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Prior to September 24, 2010, the Company maintained disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that were effective in ensuring that information required to be disclosed by the Company in the reports that it filed or submitted under the 1934 Act was recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it filed or submitted under the 1934 Act was accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(z)           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(aa)           Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Common Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Common Shares, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(bb)           Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(cc)           Disclosure.    The disclosures provided to Buyer regarding the Company, its business and the transactions contemplated hereby in this Agreement, including the Schedules hereto, are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any Subsidiary or either of its or their respective business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that Buyer has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(dd)           The Company has made available to Buyer true, correct and complete copies of the Leases and such Leases are set forth on Schedule 3(dd). With respect to the Leases, and except as set forth on Schedule 3(dd), the Leases have not been modified or amended by any written or, to the Company’s knowledge, any oral agreement and are in full force and effect and are valid and subsisting; neither the Company nor any Person on behalf of the Company has received any written notice of cancellation or termination from any landlord under any of the Leases; the Company is not in default in any material respect under the terms of any of the Leases; to the Company’s knowledge, no lessor under any of the Leases is in default under the terms of any such Leases; the Company has paid or accrued the monthly rental, additional rent and all other monetary obligations due under each of the Leases through the last day of the month of this Agreement; no ongoing dispute exists with any landlord concerning the payment of rent or the Company’s performance of any of their obligations under the Leases; and the Company has not assigned or otherwise transferred its rights under any of the Leases, nor has the Company sublet or permitted any other Person to occupy all or any portion of the leased premises. Each Lease is legal, valid, binding, enforceable (except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies) and in full force and effect and constitutes the sole and entire agreement between the lessor thereunder and the Company respecting the premises leased thereunder.

(ee)           1934 Act Registration. At the time the Company filed a Form 15 with the Securities and Exchange Commission and as of the date of this Agreement, the Company has less than three hundred (300) holders of record of its Common Stock and the Company has no obligation to register its Common Stock under Section 12(b) or Section 12(g) of the 1934 Act.

(ff)           Contracts. Except disclosed on Schedule 3(ff), the Company is not a party to or bound by or subject to any Material Contract, and no consent is required nor is any notice required to be given under any Material Contract from any party thereto or any other Person in connection with the completion of the transactions herein contemplated. The Material Contracts are in full force and effect and the Company is entitled to all rights and benefits thereunder. The copies of all Material Contracts, including any amendments thereto or extensions thereof, made available to Buyer for inspection are true and complete copies of the originals and all of the Material Contracts and such amendments or extensions are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms (except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies). The Company has complied in all material respects with all terms of the Material Contracts, has paid all amounts due thereunder, has not waived any rights thereunder and no default or breach exists in respect thereof on the part of the Company or, to the Company’s knowledge, of any of the other parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to the Company under the Material Contracts are still due and owing to the Company without any right of set off. There are no material quotations, orders or tenders for contracts which remain open for acceptance. The Company is not a party to any Material Contract which it does not have the capacity to perform, except that the Company will require additional financing in order to complete the activities contemplated by its clinical trial agreements.

(gg)           Employee Benefit Plans.  Schedule 3(gg) discloses all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit programs, policies, practices or other arrangements that are maintained by the Company or any of its Subsidiaries or provide benefits to current or former employees of the Company or any of its Subsidiaries (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Buyer a copy of the plan document, including all amendments thereto, or other governing contract or a description of any unwritten plan.  None of the Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA and to which the Company or any of its Subsidiaries or any entity within the same “controlled group” as the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA contributes or has an obligation to contribute. Each Benefit Plan is in compliance, in all material respects, in form and operation with its own terms and in compliance, in all material respects, in form and operation with all applicable laws and regulations. The Company has timely made, in all material respects, all required contributions thereto. All material notices, reports and information relating to the Benefit Plans required to be filed with any governmental authority or provided to participants or their beneficiaries have been timely filed and provided. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending (other than routine claims for benefits being reviewed pursuant to the plan's internal claim and approval process) or, to the knowledge of the Company, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan. To the knowledge of the Company, no person has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan for which no individual or class exemption exists. Except as set forth in Schedule 3(gg), the consummation of the transactions contemplated by this Agreement will not cause any current or former employee of the Company to become entitled to any bonus, retirement, severance or similar benefit under any Benefit Plan.

4.	COVENANTS.

(a)           Reasonable Best Efforts.  Each party shall use its reasonable best efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 4, 5, 6 and 7 of this Agreement.

(b)           Form D and Blue Sky.  If necessary, the Company agrees to file a Form D with respect to the Common Shares as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing.  The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Common Shares for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Buyer on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Common Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c)           No later than December 31, 2010, or such later date as the parties may mutually agree, the Company shall take all necessary action, including increasing the size of the Board of Directors, to cause an individual (the “Independent Director”) mutually selected by Buyer Directors and the other two members of the Board of Directors to be appointed to the Company’s Board of Directors. The Company will not increase the size of the Board of Directors to more than four (4) directors at any time prior to the appointment of Independent Director other than for the purpose of such appointment.

(d)           Fees.  Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

(e)           Disclosure of Transactions and Other Material Information.  The Company shall, on or before 8:30 a.m., New York City Time, on the first Business Day after the date of this Agreement, issue a press release (the “Initial Press Release”) reasonably acceptable to Buyer disclosing all material terms of the transactions contemplated hereby.  Subject to the foregoing, neither the Company nor Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of Buyer, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations, provided that Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f)           ORE 1001. Subsequent to Closing, the Company and p-Value will work together to formulate a plan with respect to the future development of the Company’s ORE 1001 compound and the Company’s other products. Such plan could include evaluating, managing, negotiating and overseeing the disposition of all or part of the compound, including evaluating strategies for commercialization of the ORE 1001 compound and the Company’s other products and business development and licensing activities. Any disposition of all or part of the ORE 1001 compound and the Company’s other products must be approved by the Board of Directors including the Buyer Directors.

(g)           Stock Options. The Company acknowledges that fifty percent (50%) of the options to acquire common stock in the Company held by Stephen Donahue, Mark Gabrielson, Geoffrey Wilson and Benjamin Palleiko (the “Executive Options”) will expire and be automatically forfeited and cancelled on the date six months from the date hereof (on a pro rata basis with respect to each grant previously made to such individual) and the remaining fifty percent (50%) of the Executive Options will expire and be automatically forfeited and cancelled on the date one year from the date hereof (on a pro rata basis with respect to each grant previously made to such individual).

5.	TRANSFER RESTRICTIONS; TRANSFER AGENT INSTRUCTIONS.

(a)           Transfer Restrictions.  The legend set forth in Section 2(g) relating to the 1933 Act shall be removed and the Company shall cause such legend or any other legend (other than the legend referencing Section 382 of the Code, which may not be removed without prior written approval of the Board of Directors or a duly authorized committee thereof) to be removed from the book-entry notation representing the applicable Common Shares , if (i) the Common Shares are registered for resale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Common Shares may be made without registration under the applicable requirements of the 1933 Act (the date on which such registration occurs or such opinion is received by the Company, the “Effective Date”). Following the Effective Date, the Company will no later than three Business Days following the delivery by Buyer to the Company or the Company’s transfer agent of a request for removal of the restrictive legend set forth in Section 2(g) relating to the 1933 Act, cause such legend to be so removed.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 2(g).  The Company will not effect or publicly announce its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock.

(b)           Transfer Agent Instructions.  The Company represents and warrants that no instruction other than the stop transfer instructions to give effect to Section 2(g) hereof will be given by the Company to its transfer agent with respect to the Common Shares, and that the Common Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents.

(c)           Breach.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Buyer.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that Buyer shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

(a)           The obligation of the Company hereunder to issue and sell the Common Shares to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:

(i)           Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii)           Buyer shall have delivered to the Company the Purchase Price and $4,187,500 pursuant to the Note by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)           The representations and warranties of Buyer shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.

7.	CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE.

(a)           The obligation of Buyer hereunder to purchase the Common Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i)           The Company shall have (i) executed and delivered to Buyer each of the Transaction Documents to which it is a party and (ii) provided evidence to Buyer from the Company’s transfer agent of a book-entry notation representing the Common Shares.

(ii)           Buyer shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., dated as of the Closing Date, in substantially the form of Exhibit 7(a)(ii) attached hereto.

(iii)           David Urdal and Mark Gabrielson, or such other two directors of the Company as the Company and Buyer may mutually agree (the “Resigning Directors”), shall have resigned from the Company’s Board of Directors and the Company shall have taken all necessary action to appoint Jack Howard and Kenneth Kong to the Board of Directors, or such other two individuals as the Company and Buyer may mutually agree (the “Buyer Directors”), to fill the vacancies created by the resignations of the Resigning Directors. Upon his appointment to the Board of Directors, Jack Howard will become the Chairman of the Board. Stark Thompson shall remain a director at least through his current term ending at the Company’s annual meeting of stockholders in 2011, and Anthony Gorry shall remain a director at least through his current term ending at the Company’s annual meeting of stockholders in 2012; for the remainder of their respective terms each of Drs. Thompson and Gorry shall be entitled to receive the same quarterly cash compensation as they were paid prior to the transaction in consideration of their service as a director and each of them shall be entitled to receive an annual stock grant, either options or restricted stock, in an amount to be determined by the new Board of Directors, with the first grant to be made prior to December 31, 2010, provided, that, upon the termination of the MSA (as defined below) as contemplated in Section 7(a)(v), Dr. Thompson shall be entitled to receive such quarterly cash compensation for his services as a director equal to that of Dr. Gorry.

(iv)           The Company shall have delivered to Buyer a certificate evidencing the incorporation and corporate good standing of the Company and each of its operating Subsidiaries in such corporation’s state of incorporation issued by the Secretary of State of such state of incorporation as of a date within 2 days of the Closing Date.

(v)           The Company shall have entered into an amendment (the “Amendment”) to the Management Services Agreement (the “MSA”), dated as of April 14, 2010, by and between the Company and p-Value Capital Management, LLC (“p-Value”) providing that all obligations of the Company under the MSA will terminate and that the MSA will be of no further force and effect no later than December 31, 2010, other than the obligations of the parties under Articles X, XI, XII and XIII thereof which shall survive such termination, subject to applicable law.  In addition, (i) the Company shall have no further obligations under the MSA or to any of the principals, employees, officers or directors of p-Value; and (ii) the Company shall not have made payments in connection with the Amendment that exceed the sum of $2,000,000 and up to $10,000 in expense reimbursements, in the aggregate, in exchange for additional services to be provided.  p-Value and each of the principals, employees, officers and directors of p-Value shall execute a mutual release with the Company in the form of Exhibit 7(a)(v) attached hereto.

(vi)           The Company shall have delivered to Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by the Company’s Board of Directors in a form reasonably acceptable to Buyer, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit 7(a)(vi).

(vii)           The representations and warranties of the Company shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by Buyer in the form attached hereto as Exhibit 7(a)(vii).

(viii)           The Company shall have delivered to Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days prior to the Closing Date.

(ix)           The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Common Shares.

(x)           The Company shall have delivered to Buyer such other documents related to the transactions contemplated by this Agreement as Buyer or its counsel may reasonably request.

8.	TERMINATION.

In the event that the Closing shall not have occurred with respect to Buyer on or before five (5) days from the date hereof due to the Company’s or Buyer’s failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party, provided that the reasonable, documented expenses of the nonbreaching party incurred up to and including the date of such termination shall be paid by the breaching party.

9.	MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the Common Shares then outstanding.

(f)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
p

If to the Company:

Ore Pharmaceutical Holdings Inc.
One Main St., Suite 300
Cambridge, MA 02142
Telephone:      (617) 649-2001
Facsimile:         (617) 649-2003
Attention:        President

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telephone:      (617) 348-1869
Facsimile:         (617) 542-2241
Attention:        William T. Whelan

If to Buyer:

Steel Partners, Ltd.
590 Madison Avenue, 32nd Floor
New York, NY 10022
Telephone:      (212) 520-2300
Facsimile:         (212) 546-9217
Attention:        Jack Howard

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky
65 East 55th Street
New York, New York 10022
Telephone:      (212) 451-2300
Facsimile:         (212) 451-2222
Attention:        Steve Wolosky

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) of this Section 9(f), respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Common Shares.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer, including by merger or consolidation.  Buyer may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be Buyer hereunder with respect to such assigned rights.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i)           Survival.  Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and Buyer contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing and the delivery of the Common Shares for two (2) years from the date of Closing.

(j)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Indemnification.

(i)           In consideration of Buyer’s execution and delivery of the Transaction Documents and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless Buyer and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Buyer Indemnified Liabilities”), incurred by any Buyer Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (ii) the status of Buyer or holder of the Common Shares as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Buyer Indemnified Liabilities which is permissible under applicable law.

(ii)           In consideration of Company’s execution and delivery of the Transaction Documents and in addition to all of Buyer’s other obligations under the Transaction Documents, Buyer shall defend, protect, indemnify and hold harmless the Company and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Buyer in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (b) any breach of any covenant, agreement or obligation of Buyer contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Buyer may be unenforceable for any reason, Buyer shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

(l)           Remedies.   Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to Buyer.  The Company therefore agrees that Buyer shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(m)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.           DEFINITIONS.

(a)           As used in this Agreement, the following capitalized terms have the respective meanings set forth below:

“1933 Act” has the meaning set forth in the Recitals.

“1934 Act” has the meaning set forth in Section 3(f).

“Agreement” has the meaning set forth in the Preamble.

“Amendment” has the meaning set forth in Section 7(a)(v).

“Benefits Plans” has the meaning set forth in Section 3(gg).

“Business Day” has the meaning set forth in Section 4(f).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitee(s),” “Buyer Indemnified Liabilities,” “Company Indemnitee(s)” and “Company Indemnified Liabilities” have the meanings set forth in Section 9(k).

“Buyer Directors” has the meaning set forth in Section 7(a)(iii).

“Bylaws” has the meaning set forth in Section 3(o).

“Certificate of Incorporation” has the meaning set forth in Section 3(o).

“Closing” has the meaning set forth in Section 1(a).

“Closing Date” has the meaning set forth in Section 1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Common Stock Equivalents” has the meaning set forth in Section 3(o).

“Company” has the meaning set forth in the Preamble.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Effective Date” has the meaning set forth in Section 5(a).

“ERISA” has the meaning set forth in Section 3(gg).

“Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Hazardous Materials” means emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes.

“Indebtedness” means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Independent Director” has the meaning set forth in Section 4(c).

“Initial Press Release” has the meaning set forth in Section 4(e).

“Intellectual Property” has the meaning set forth in Section 3(u)(ii).

“Leases” means all rights and interests under the real estate leases specified on Schedule 3(dd), including all exhibits thereto and all amendments thereto specified therein.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents, provided, however, that, in determining whether there has been a Material Adverse Effect, any effect resulting from an Excluded Matter shall be disregarded.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates that does not disproportionately affect the Company or its Subsidiaries; (iii) the effect of any action taken by Buyer (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (iv) the effect of any changes after the date hereof in applicable laws or accounting rules not uniquely relating to the Company or its Subsidiaries; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement by any Person who is a party to a current or terminated Material Contract with the Company or its Subsidiaries; and (vi) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Material Contracts” means contracts relating to the Company or its Subsidiaries and that are:

(i)   contracts providing for severance, retention, change in control or other similar payments;

(ii)   contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement, sharing of profits or other material collaboration;

(iii)          contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $100,000 and entered into during the five (5) years prior to the date hereof and containing representations, covenants, indemnities or other obligations that are still in effect;

(iv)          contracts relating to the incurrence, assumption or guarantee of any liability, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(v)           contracts (or any group of related contracts) resulting in expenditures or payment obligations of more than $50,000 annually or $100,000 in the aggregate;

(vi)          contracts (i) with material suppliers, distributors or sales representatives, or (ii) providing for the manufacture of any product; and

(vii)         material contracts with independent contracts or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice.

“MSA” has the meaning set forth in Section 7(a)(v).

“Note” has the meaning set forth in Section 3(b).

“Ore Pharmaceuticals” has the meaning set forth in the Recitals.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“p-Value” has the meaning set forth in Section 7(a)(v).

“Purchase Price” has the meaning set forth in Section 1(b).

“Regulation D” has the meaning set forth in the Recitals.

“Regulation SHO” has the meaning set forth in Section 2(k).

“Resigning Directors” has the meaning set forth in Section 7(a)(iii).

“Rule 144” has the meaning set forth in Section 2(f).

“SEC” has the meaning set forth in the Recitals.

“SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the 1934 Act, filed prior to the date hereof or prior to the date of the Closing, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference.

“Short Sales” has the meaning set forth in Section 2(k).

“Subsidiaries” means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

“Transaction Documents” has the meaning set forth in Section 3(b).

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and the Company have caused its respective signature to this Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY: ORE PHARMACEUTICAL HOLDINGS INC.

By:	/s/ Mark J. Gabrielson
	Name:	Mark J. Gabrielson
	Title:	President and Chief Executive Officer

BUYER: STEEL PARTNERS, LTD.

By:	/s/ Jack L. Howard
	Name:	Jack L. Howard
	Title:	President